Exhibit 99.1

Omnicom Group Reports Full Year and Fourth Quarter 2015 Results

NEW YORK, February 9, 2016 - Omnicom Group Inc. (NYSE: OMC) today announced that its diluted net income per common share for the twelve months ended December 31, 2015 increased 17 cents, or 4.0%, to $4.41 per share compared to $4.24 per share for the same period in 2014. For the fourth quarter of 2015, diluted net income per common share increased five cents, or 3.8%, to $1.35 per share versus $1.30 per share for the fourth quarter of 2014.

Worldwide revenue for the twelve months ended December 31, 2015 decreased 1.2% to $15,134.4 million from $15,317.8 million in the same period in 2014. The components of the change in revenue included an increase in revenue from organic growth of 5.3%, an increase in revenue from acquisitions, net of dispositions of 0.1% and a decrease in revenue from the negative impact of foreign exchange rates of 6.6% when compared to 2014.

In the fourth quarter of 2015, worldwide revenue decreased 1.0% to $4,153.3 million from $4,195.1 million in the fourth quarter of 2014. The components of the change in revenue included an increase in revenue from organic growth of 4.8%, a decrease in revenue from acquisitions, net of dispositions of 0.2% and a decrease in revenue from the negative impact of foreign exchange rates of 5.6% when compared to the fourth quarter of 2014.

Across our regional markets, for the twelve months ended December 31, 2015, organic revenue increased 5.4% in North America, 7.1% in the United Kingdom, 3.7% in the Euro Markets and Other Europe, 7.9% in Asia Pacific and 6.8% in Africa/Middle East, while organic revenue decreased 3.3% in Latin America when compared to the same period in 2014.

In the fourth quarter of 2015, organic revenue increased 4.7% in North America, 4.9% in the United Kingdom, 3.5% in the Euro Markets and Other Europe, 8.6% in Asia Pacific, 0.4% in Latin America and 5.0% in Africa/Middle East when compared to the same quarter of 2014.

437 Madison Avenue, New York, NY 10022 (212) 415-3600 Fax (212) 415-3530

Omnicom Group Inc.

The change in organic revenue in the twelve months ended December 31, 2015 compared to the same period in 2014 in our four fundamental disciplines was as follows: advertising increased 9.3%, CRM increased 1.9% and specialty communications increased 2.2%, while public relations decreased 1.4%.

In the fourth quarter of 2015, the change in organic revenue as compared to the fourth quarter of 2014 in our four fundamental disciplines was as follows: advertising increased 12.6% while CRM decreased 1.5%, public relations decreased 6.9% and specialty communications decreased 5.9%.

Omnicom’s earnings before interest, taxes and amortization of intangibles (“EBITA”), a non-GAAP financial measure, for the twelve months ended December 31, 2015 decreased 1.1%, or $21.8 million, to $2,029.4 million from $2,051.2 million for the same period in 2014. Our EBITA margin for the twelve months ended December 31, 2015 of 13.4% was unchanged when compared to the same period in 2014.

For the fourth quarter of 2015, Omnicom’s EBITA decreased $5.4 million, or 0.9%, to $604.0 million from $609.4 million in the fourth quarter of 2014. Our EBITA margin of 14.5% for the fourth quarter of 2015 was unchanged when compared to the fourth quarter of 2014.

Operating income for the twelve months ended December 31, 2015 decreased $24.0 million, or 1.2%, to $1,920.1 million compared to $1,944.1 million for the same period in 2014. Our operating margin for the twelve months ended December 31, 2015 of 12.7% was unchanged when compared to the same period in 2014.

In the fourth quarter of 2015, operating income decreased $3.9 million, or 0.7%, to $575.5 million from $579.4 million in the fourth quarter of 2014. Our operating margin increased to 13.9% for the fourth quarter of 2015 compared to 13.8% for the fourth quarter of 2014.

Our full year income tax rate for 2015 was 32.8%, which was unchanged versus the rate for 2014. For the fourth quarter of 2015, our income tax rate was 32.8% compared to 33.2% in the fourth quarter of 2014.

Omnicom Group Inc.

Net income for the twelve months ended December 31, 2015 decreased $10.1 million, or 0.9%, to $1,093.9 million from $1,104.0 million in 2014. For the fourth quarter of 2015, net income increased $2.1 million, or 0.6%, to $331.6 million from $329.5 million in the fourth quarter of 2014.

Omnicom Group Inc. (NYSE: OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries. Follow us on Twitter for the latest news.

For a live webcast or a replay of our fourth quarter earnings conference call, go to http://investor.omnicomgroup.com/investor-relations/news-events-and-filings.

Contacts

Investor Relations:	Media:
Shub Mukherjee, 212-415-3011	Joanne Trout, 212-415-3669
shub.mukherjee@omnicomgroup.com	joanne.trout@omnicomgroup.com

Omnicom Group Inc.

Consolidated Statements of Income

Twelve Months Ended December 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014

Revenue	$15,134.4	$15,317.8
Operating Expenses, excluding amortization of intangibles	13,105.0	13,266.6
EBITA(a)	2,029.4	2,051.2
Less: Amortization of Intangibles	109.3	107.1
Operating Income	1,920.1	1,944.1
Net Interest Expense	141.5	134.1
Income before income taxes	1,778.6	1,810.0
Income tax expense	583.6	593.1
Income from equity method investments	8.4	16.2
Net income	1,203.4	1,233.1
Less: Net income allocated to noncontrolling interests	109.5	129.1
Net income - Omnicom Group Inc.	1,093.9	1,104.0
Less: Net income allocated to participating securities	12.4	20.4
Net income available for common shares	$1,081.5	$1,083.6
Net income per common share - Omnicom Group Inc.
Basic	$4.43	$4.27
Diluted	$4.41	$4.24
Weighted average shares (in millions)
Basic	244.2	253.9
Diluted	245.2	255.3
Dividend declared per common share	$2.00	$1.90

(a)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.

Omnicom Group Inc.

Consolidated Statements of Income

Three Months Ended December 31

(Unaudited)

(Dollars in Millions, Except Per Share Data)

	2015	2014
Revenue	$4,153.3	$4,195.1
Operating Expenses, excluding amortization of intangibles	3,549.3	3,585.7
EBITA (a)	604.0	609.4
Less: Amortization of Intangibles	28.5	30.0
Operating Income	575.5	579.4
Net Interest Expense	36.8	30.0
Income before income taxes	538.7	549.4
Income tax expense	176.7	182.2
Income from equity method investments	2.2	5.7
Net income	364.2	372.9
Less: Net income allocated to noncontrolling interests	32.6	43.4
Net income - Omnicom Group Inc.	331.6	329.5
Less: Net income allocated to participating securities	3.3	5.6
Net income available for common shares	$328.3	$323.9
Net income per common share - Omnicom Group Inc.
Basic	$1.35	$1.30
Diluted	$1.35	$1.30
Weighted average shares (in millions)
Basic	242.6	249.0
Diluted	243.8	249.9
Dividend declared per common share	$0.50	$0.50

(a)	EBITA (defined as Earnings before interest, taxes and amortization of intangibles) is a non-GAAP measure. We use EBITA as an additional operating performance measure, which excludes the non-cash amortization expense of acquired intangible assets. We believe that EBITA is a useful measure to evaluate the performance of our businesses. Non-GAAP financial measures should not be considered in isolation from, or as a substitute for, financial information presented in compliance with U.S. GAAP. Non-GAAP financial measures reported by us may not be comparable to similarly titled amounts reported by other companies.